Exhibit 4.11

FNDS3000 CORP

NOTE AND WARRANT PURCHASE AGREEMENT

This NOTE AND WARRANT PURCHASE AGREEMENT, dated as of April 13, 2010 (this “Agreement”), is entered into by and between FNDS3000 CORP, a Delaware corporation (the “Issuer”), with its principal executive office at 4651 Salisbury Road, Suite 485, Jacksonville, Florida 32256 (the “Principal Office”), and DOROTHY ANN HANCOCK, an individual person residing at 1417 Garmon Ferry Road, Atlanta, Georgia 30327 (“Purchaser”).

RECITALS

A. Purchaser is willing to purchase from the Issuer, and the Issuer is willing to sell to Purchaser, on the terms and conditions set forth herein, a promissory note (in the form of Exhibit A hereto) in the original principal amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Note”), and a warrant (the “Warrant”) to purchase shares of the Issuer’s common stock.

B. the Issuer intends to sell to Sherington Holdings, LLC, a Georgia limited liability company (“Sherington”), on terms and conditions substantially similar to those contained herein, a promissory note in the original principal amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Sherington Note”) and a warrant (the “Sherington Warrant”) to purchase shares of the issuer’s common stock.

C. Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Note and the Warrant.

(a) Issuance of the Note and Warrant. At the Closing (as defined below) the Issuer agrees to issue and sell to Purchaser, and, subject to all of the terms and conditions hereof, Purchaser agrees to purchase, the Note and the Warrant.

(b) Delivery. The sale and purchase of the Note and the Note shall take place at a closing (the “Closing”) to be held at such place and time as the Issuer and Purchaser may determine (the “Closing Date”). At the Closing, the Issuer will deliver the Note and the Warrant to the Purchaser, against receipt by the Issuer of the purchase price of Two Hundred Fifty Thousand Dollars ($250,000) (the “Purchase Price”). The Note and the Warrant will be registered in Purchaser’s name in the Issuer’s records.

(c) Use of Proceeds. The proceeds of the sale and issuance of the Note and the Warrant will be used for working capital and for general corporate purposes.

(d) Payments. The Issuer will make all cash payments due under the Note in immediately available funds by 2:00 P.M. (prevailing Eastern Time) on the date such payment is due in such manner as Purchaser may direct in writing from time to time.

2. Representations and Warranties of the Issuer. The Issuer represents and warrants to Purchaser that:

(a) Due Incorporation, Qualification, etc. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Issuer (i) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (ii) is duly qualified, licensed to do business and in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Issuer (a “Material Adverse Effect”).

(b) Authority. The execution, delivery and performance by the Issuer of each Transaction Document (as defined in Section 5(e) hereof) to be executed by the Issuer, and the consummation of the transactions contemplated thereby (i) are within the power of the Issuer and (ii) have been duly authorized by all necessary corporate or company action on the part of the Issuer.

(c) Enforceability. Each Transaction Document executed, or to be executed, by the Issuer has been, or will be, duly executed and delivered by the Issuer(s) and constitutes, or will constitute, a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by the Issuer of the Transaction Documents executed by the Issuer and the performance and consummation of the transactions contemplated thereby do not and will not: (i) violate the Issuer’s certificate of incorporation, bylaws, articles of formation or operating agreement, as applicable (collectively, the “Organizational Documents”) or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Issuer; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Issuer is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Issuer or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Issuer, its business or operations, or any of its assets or properties.

(e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the stockholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Issuer and the performance and consummation of the transactions contemplated thereby.

(f) No Violation or Default. The Issuer is in not violation of or in default with respect to: (i) its Organizational Documents (in each case as currently in effect) or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Issuer; (ii) any material mortgage, indenture, agreement, instrument or contract to which the Issuer is a party or by which it is bound; or (iii) any federal, state, local or foreign law, ordinance or regulation or other requirement of any governmental or regulatory body, court or arbitrator applicable to the business of the Issuer (nor is there any waiver in effect which, if not in effect, would result in such a violation or default).

(g) Capitalization. The authorized capital stock of the Issuer consists solely of 5,000,000 shares of Preferred Stock, par value $0.001, none of which are issued and outstanding, and 150,000,000 shares of Common Stock, par value $0.001, of which, after giving effect to the transactions contemplated by this Agreement (i.e., the issuance of the Note and the Warrant) and the issuance of the Sherington Note and the Sherington Warrant (i) 52,629,214 shares will be issued and outstanding; (ii) no shares are held in treasury; (iii) 54,538,483 shares are reserved for issuance upon the exercise of options and warrants outstanding (the “Option and Warrant Shares”); (iv) 7,556,000 shares are reserved for issuance upon the conversion of the principal amount and interest accrued on the Original Note, as hereinafter defined (the “Conversion Shares”); and 2,857,144 shares are reserved for issuance upon the conversion of the principal amount of the Note and the Sherington Note. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in this Agreement (including the Note and the Warrant), and except for options and warrants relating to the Option and Warrant Shares and for the convertible notes relating to the Conversion Shares, there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Issuer, or any other written agreements of the Issuer to issue any such securities or rights.

(h) Absence of Undisclosed Liabilities and Obligations. The Issuer has no liability or obligation, either accrued, absolute, direct, or to the Issuer’s knowledge, contingent or indirect, or otherwise, whether as principal, agent, partner, co-venturer, guarantor or in any capacity whatsoever other than (i) obligations and liabilities that are not individually or in the aggregate material and (ii) obligations under contracts made in the ordinary course of business.

(i) Accuracy of Information Furnished. The Issuer understands and confirms that the Purchaser will rely on the representations and warranties and covenants herein effecting transactions in securities of the Issuer. None of the Transaction Documents and none of the other certificates, statements or information furnished to the Purchaser by or on behalf of the Issuer in connection with the Transaction Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j) Litigation. There is no pending or, to the best knowledge of the Issuer, threatened action, suit, proceeding or investigation before any court, governmental agency or body,

or arbitrator having jurisdiction over the Issuer, or any of its affiliates that would affect the execution by the Issuer or the performance by the Issuer of its obligations under the Transaction Documents. There is no pending, or to the best of knowledge of the Issuer, basis for a threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Issuer or any of its affiliates which litigation if adversely determined would have or be reasonably likely to have a Material Adverse Effect.

(k) Financial Statements. The Issuer has delivered to the Purchaser, or its representatives, true and complete copies of their financial statements complied as to form and substance with applicable accounting requirements and the published rules and regulations of

(l) Stop Transfer. The Note, the Warrant and the securities into which the Note and the Warrant are convertible (collectively, the “Securities”), when issued, will be restricted securities. The Issuer will not issue any stop transfer order or other order impending the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to Purchaser.

(m) No Integrated Offering. Other than the Sherington Note and the Sherington Warrant, (i) neither the Issuer nor any of its affiliates, nor any person acting on their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Issuer for purposes of the 1933 Act or any applicable stockholder approval provisions; (ii) the Issuer will not take any action or steps that would cause the offer or issuance of the Securities to be integrated with other offerings; and (iii) the Issuer will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Securities.

(n) No General Solicitation; Private Placement. Neither the Issuer nor, to its knowledge, any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3(b), no registration under the 1933 Act is required for the offer and sale of the Securities by the Issuer to the Purchaser under the Transaction Documents.

(o) Acknowledgement Regarding Purchaser’s Purchase of the Securities. The Issuer acknowledges and agrees that the Purchaser is acting solely to the capacity of an arm’s length purchaser with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. The Issuer further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Issuer (or in any similar capacity) with respect to the Agreement, the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Purchaser or any of their respective representative or agents in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Purchaser’s purchase of the Securities. The Issuer further represents to the Purchaser that the Issuer’s decision to enter into this Agreement has been based solely on the independent evaluation by the Issuer and its representatives.

(p) Investment Company. The Issuer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q) Solvency. Based on the financial condition of the Issuer as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Issuer’s saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Issuer’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Issuer’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Issuer, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Issuer, together with the proceeds the Issuer would receive, were they to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Issuer will not incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(r) Regulatory Permits. The Issuer possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, and the Issuer has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(s) Tax Status. The Issuer has made and filed through the date hereof (and has valid extensions for applicable period thereafter) all federal and state income and all other tax returns, reports, and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Issuer has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, in each case, except where the failure to make such filing or payment or set aside such amount would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers of the Issuer know of no basis for any such claim.

(t) Disclosure. All information furnished to the Purchaser or the Purchaser’s counsel by or on behalf of the Issuer in connection with the transactions contemplated hereby or thereby, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein not misleading. There is no fact of which the Issuer is aware that has not been disclosed to the Purchaser and that is or could reasonably be expected to be material and adverse to the properties, business, or condition (financial or otherwise) of the Issuer.

3. Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Issuer upon the acquisition of the Note and the Warrant as follows:

(a) Binding Obligation. The Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform the Purchaser’s obligations hereunder. Each of this Agreement and the Note and the Warrant issued to the Purchaser is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. The Purchaser has been advised that the Securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Purchaser is aware that the Issuer is under no obligation to effect any such registration with respect to the Securities or to file for or comply with any exemption from registration. The Purchaser is purchasing the Securities for the Purchaser’s own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. The Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

(c) Access to Information. The Purchaser acknowledges that the Issuer has given the Purchaser access to the corporate records and accounts of the Issuer and to all information in its possession relating to the Issuer, has made its officers and representatives available for interview by the Purchaser, and has furnished the Purchaser with all documents and other information required for the Purchaser to make an informed decision with respect to the purchase of the Securities.

4. Covenants of the Issuer. The Issuer hereby covenants that from and after the date of this Agreement and so long as any of the obligations under the Note and the Warrant are outstanding, the Issuer will use the proceeds of the sale of the Note and Warrant solely to fund the general working capital needs of the Issuer. No portion of the proceeds of the sale of the Note or Warrant shall be used by the Issuer to purchase or carry “margin stock”, as such term is defined in Regulation U of the Board of Governors of the Federal Reserve, or otherwise in violation of such Regulation U or other applicable law. The Issuer will supply to the Purchaser such additional information and documents that the Purchaser may reasonably request with respect to the use of proceeds and will permit the Purchaser to have access to any and all records and information and personnel as the Purchaser deems necessary to verify such use of proceeds.

5. Conditions to Closing by The Purchaser. The Purchaser’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Purchaser:

(a) Representations and Warranties. The representations and warranties made by the Issuer in Section 2 hereof shall have been true and correct on the Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Issuer shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note and the Warrant.

(c) Legal Requirements. At the Closing, the sale and issuance by the Issuer, and the purchase by the Purchaser, of the Note shall be legally permitted by all laws and regulations to which the Purchaser or either of the Issuer are subject.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchaser.

(e) Transaction Documents. The Purchaser shall have received executed copies of this Agreement, the Note and the Warrant. This Agreement, the Note and the Warrant, together with each other agreement, document and instrument executed from time to time in connection herewith or therewith, are referred to collectively in this Agreement as the “Transaction Documents.”

6. Conditions to Obligations of the Issuer. The Issuer’s obligation to issue and sell the Note and Warrant at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Issuer:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Issuer shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note and the Warrant.

(c) Legal Requirements. At the Closing, the sale and issuance by the Issuer, and the purchase by the Purchaser, of the Note and the Warrant shall be legally permitted by all laws and regulations to which the Purchaser or the Issuer are subject.

(d) Purchase Price. The Purchaser shall have delivered to Issuer the Purchase Price in respect of the Note and the Warrant being purchased.

7. Intentionally Omitted.

8. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Issuer and the Purchaser.

(b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflicts of law provisions of the State of Georgia or of any other state.

(c) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement for a period of twenty-four (24) months.

(d) Successors and Assigns. Subject to the restrictions on transfer described in Sections 8(e) and 8(f) below, the rights and obligations of the Issuer and the Purchaser shall be binding upon and benefit the respective successors, assigns, heirs, administrators and transferees of such parties.

(e) Registration, Transfer and Replacement of the Note and Warrant. The Issuer will keep, at its Principal Office, books for the registration and registration of transfer of the Note and the Warrant. Prior to presentation of the Note or the Warrant for registration of transfer, the Issuer shall treat the Person in whose name such Note or Warrant is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Issuer shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in the Note or the Warrant, as applicable, the holder of the Note or the Warrant, at his/her/its option, may in person or by duly authorized attorney surrender the same for exchange at the Principal Office, and promptly thereafter and at the Issuer’s expense, except as provided below, receive in exchange therefor one or more new Note(s) or Warrant(s), which in the case of the Note shall be for the same principal amount as the then unpaid principal amount of the Note so surrendered and shall be dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered, and which in the case of the Warrant, shall be dated the date of the Warrant so surrendered, and in any such case registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney. Upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Note or the Warrant and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (ii) in the case of mutilation, upon surrender thereof, the Issuer, at its expense, will execute and deliver in lieu thereof a new Note or Warrant executed in the same manner as the Note or Warrant being replaced, and in the case of a lost, stolen or destroyed Note, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note; and in the case of a lost, stolen or destroyed Warrant, dated the date of such Warrant.

(f) Assignment by the Issuer. The rights, interests and obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Issuer without the prior written consent of the Purchaser.

(g) Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes and contains the entire agreement among the Issuer and the Purchaser and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

(h) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows: (i) if to the Purchaser, at the Purchaser’s address or facsimile number set forth on the signature page below or at such other address as the Purchaser shall have furnished the Issuer in writing, or (ii) if to the Issuer, at the Principal Office, Attention: Joe McGuire, or at such other address or facsimile number as the Issuer shall have furnished to the Purchaser in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(i) Expenses. Each party shall pay the fees and expenses of its respective counsel with respect to the negotiation, execution, delivery, performance and enforcement of the Agreement and the Transaction Documents.

(j) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(l) Counterparts. This Agreement may be executed in any number of counterparts (including by way of electronic transmission), each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

ISSUER:

FNDS3000 CORP
a Delaware corporation

By:	/s/ Joseph F. McGuire
Name:	Joseph F. McGuire
Title:	Chief Financial Officer

PURCHASER:

/s/ Dorothy Ann Hancock
Dorothy Ann Hancock

Address for Notices:

1417 Garmon Ferry Road
Atlanta, Georgia 30327

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

EXHIBIT A

FORM OF NOTE

[Attach when finalized]

EXHIBIT B

FORM OF WARRANT

[Attach when finalized]